EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Form S-8 (No. 333-133567) and the Registration Statement on Form S-3 (No. 333-143422) of our report dated June 30, 2008 relating to our audits of the consolidated financial statements and financial statement schedule of Castle Brands Inc. and subsidiaries as of March 31, 2008 and 2007, and for each of the years in the three year period ended March 31, 2008, which report included an explanatory paragraph relating to the Company’s ability to continue as a going concern, which is included in the Annual Report on Form 10-K for the year ended March 31, 2008. We also consent to the reference to us as Experts in the Registration Statement on Form S-3.

/s/ EISNER LLP
Eisner LLP

New York, New York
June 30, 2008